UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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SHAKE SHACK INC.
(Exact name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Shake Shack Inc. at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York 10019, on May 18, 2016, at 9:00 a.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely

/s/ Randy Garutti
Randy Garutti
Chief Executive Officer

SHAKE SHACK INC.
24 UNION SQUARE EAST, 5TH FLOOR
NEW YORK, NEW YORK 10003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Shake Shack Inc. will be held at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York 10019, on May 18, 2016, at 9:00 a.m. local time, for the following purposes:

1.	To elect the three directors named in the Proxy Statement as Class I directors of Shake Shack Inc., each to serve for three years and until his successor has been elected and qualified, or until his earlier death, resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2016.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement hereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Beginning on or about April 8, 2016, we will send to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you did not receive such Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement. Only stockholders of record at the close of business on March 21, 2016 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Ron Palmese
Ron Palmese
Vice President, General Counsel and Corporate Secretary

New York, New York

April 8, 2016

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2016: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com and investor.shakeshack.com.

SHAKE SHACK INC.
Proxy Statement
For the Annual Meeting of
Stockholders To Be Held on May 18, 2016

 i

SHAKE SHACK INC.
24 UNION SQUARE EAST, 5TH FLOOR
NEW YORK, NEW YORK 10003

PROXY STATEMENT

The Meeting

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Shake Shack Inc., a Delaware corporation (“Shake Shack” or the “Company”), for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York, 10019, on May 18, 2016, at 9:00 a.m. local time. This Proxy Statement and the accompanying form of proxy were first furnished to stockholders on or about April 8, 2016. An Annual Report for the year ended December 30, 2015 is enclosed with this Proxy Statement. An electronic copy of this Proxy Statement and the Annual Report are available at www.proxyvote.com and investor.shakeshack.com.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 21, 2016 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 21,201,471 shares of Class A common stock outstanding and entitled to vote and 15,053,884 shares of Class B common stock outstanding and entitled to vote. Holders of the Company’s Class A common stock and Class B common stock are entitled to one vote for each share held as of the Record Date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1-Election of Directors, directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the three nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on Proposal No. 1.

Proposal No. 2-Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 2. Broker non-votes will have no effect on Proposal No. 2.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, electronically through the Internet by following the instructions included on your proxy card, by telephone, or by completing, dating and signing the accompanying proxy and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal or in the case of the election of the Class I directors, as a vote “for” election of each of the nominees presented by the Board.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. (New York City time) on May 17, 2016, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. If you are a beneficial owner and wish to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (844) 742-2504, by email at investor@shakeshack.com, or by mail at Shake Shack Inc. at 24 Union Square East, 5th Floor, New York, New York 10003, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address, or address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Beginning on or about April 8, 2016, we mailed or e-mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, you may notify us by telephone, email or mail at the telephone number, email address and mailing address provided above.

Our Structure and Certain Defined Terms

Shake Shack was formed for the purpose of facilitating an initial public offering and other related transactions in order to carry on the business of SSE Holdings, LLC and its subsidiaries (“SSE Holdings”). Shake Shack is a holding company with no direct operations and our principal asset is our equity interest in SSE Holdings. We have a majority economic interest in, the sole voting interest in, and control the management of, SSE Holdings.

As used in this Proxy Statement, unless the context otherwise requires:

“Original SSE Equity Owners” refers to the owners of SSE Holdings prior to the IPO (as defined below), including the members of the Voting Group (as defined below).

“Continuing SSE Equity Owners” refers to those Original SSE Equity Owners (including Daniel Meyer (including a trust affiliate), USHG (as defined below), GT (as defined below), certain affiliates of LGP (as defined below), certain affiliates of SEG (as defined below) and certain of our directors and executive officers) who continue to own LLC Interests (as defined below) as of the date of this Proxy Statement and who may redeem their remaining LLC Interests for shares of our Class A common stock.

“Former SSE Equity Owners” refers to those (i) Original SSE Equity Owners who previously redeemed all or a portion of their LLC Interests for shares of our Class A common stock and (ii) affiliates of former indirect members of SSE Holdings, which, immediately after the IPO, were issued shares of our Class A common stock as merger consideration upon the acquisition by way of merger of these affiliates that were owned by such former indirect members.

“IPO” refers to the Company’s initial public offering, which closed on February 4, 2015.

“LLC Interests” refers to the single class of common membership interests of SSE Holdings.

“USHG” refers to Union Square Hospitality Group, LLC.

“Voting Group” refers collectively to (i) Daniel Meyer (including a trust affiliate), (ii) Gramercy Tavern Corp., which is controlled by Mr. Meyer, which we refer to as “GT,” (iii) USHG, which, together with Mr. Meyer and GT, we refer to collectively as the “Meyer Group,” (iv) certain affiliates of Leonard Green & Partners, L.P., which we refer to as “LGP,” (v) certain affiliates of Select Equity Group, L.P., which we refer to as “SEG,” and (vi) certain other Original SSE Equity Owners who are parties to the Stockholders Agreement, as amended, as described in “Certain Relationships and Related Party Transactions—The IPO and Other Organizational Transactions—Stockholders Agreement” in this Proxy Statement. The Voting Group holds Class A common stock and Class B common stock representing in the aggregate a majority of the combined voting power of our common stock.

Explanatory Note

We are an “emerging growth company” under applicable federal securities laws, and therefore are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our Named Executive Officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Proposal No. 1-Election of Directors

The Company’s Board of Directors is presently comprised of seven members who are divided into three classes designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors consist of Daniel Meyer, Jeff Flug and Evan Guillemin; Class II directors consist of Randy Garutti and Jonathan D. Sokoloff; and Class III directors consist of Jenna Lyons and Robert Vivian.

Class I directors standing for re-election at the Annual Meeting are Daniel Meyer, Jeff Flug and Evan Guillemin. Class II and Class III directors will stand for election at the 2017 and 2018 annual meetings of stockholders, respectively.

Each of the nominees for election to Class I is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve for three years and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominee or nominees, leaving a vacancy or vacancies that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of the Record Date, are included below.

Director Nominees	Class	Age	Position	Year Appointed	Term Expiration	Expiration of Term for which Nominated
Daniel Meyer(1)	I	58	Chairman of the Board of Directors	2015	2016	2019
Jeff Flug(2)	I	53	Director	2015	2016	2019
Evan Guillemin(3)	I	50	Director	2015	2016	2019
Continuing Directors
Randy Garutti(4)	II	41	Chief Executive Officer and Director	2015	2017	-
Jonathan D. Sokoloff(5)	II	58	Director	2015	2017	-
Jenna Lyons(6)	III	47	Director	2015	2018	-
Robert Vivian(7)	III	57	Director	2015	2018	-

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Chairperson of the Nominating and Corporate Governance Committee and member of the Audit Committee.
(3)	Chairperson of the Compensation Committee and member of the Audit Committee.
(4)	Member of the Nominating and Corporate Governance Committee.
(5)	Member of the Compensation Committee.
(6)	Member of the Compensation Committee.
(7)	Chairperson of the Audit Committee.

Nominees for Election as Class I Directors

Daniel Meyer has served as the Chairman of the Board of Directors of Shake Shack since its inception and as the Chairman of the board of directors of SSE Holdings since January 2010. Mr. Meyer is the founder and Chief Executive Officer of USHG, which owns and operates the following restaurants: Union Square Cafe, Gramercy Tavern, Blue Smoke, Jazz Standard, The Modern, Maialino, Untitled, North End Grill and Marta; an event services business, Union Square Events; and a learning and consulting business, Hospitality Quotient. The restaurants have earned 26 James Beard Awards among them. Mr. Meyer co-authored the best-selling Union Square Cafe Cookbook and authored the New York Times bestseller Setting the Table: The Transforming Power of Hospitality in Business. Mr. Meyer is currently a member of the board of directors of The Container Store, Olo and Tender Greens as well as the following not-for-profit organizations: Share Our Strength, Madison Square Park Conservancy and the Irving Harris Foundation. Mr. Meyer previously served as a member of the board of directors of Sotheby’s from 2011 to 2015 and OpenTable from 2000 through 2014, as well as the following not-for-profit organizations: City Harvest, New Yorkers for Parks, Union Square Partnership and NYC & Co. Mr. Meyer brings to his service on our Board of Directors a deep understanding of our business derived from his leadership role in our founding and our subsequent growth, and his long career in hospitality, and a particular knowledge and experience in strategic planning and leadership of complex organizations, hospitality businesses and board practices of other major corporations.

Jeff Flug has served on the Board of Directors of Shake Shack since its inception and on the Board of Directors of SSE Holdings since January 2010. Mr. Flug has over 25 years of leadership and management experience primarily in the financial industry, as well as in the non-profit sector. After graduating from the University of Massachusetts/Amherst in 1984, with a B.B.A. in Accounting, summa cum laude, Mr. Flug began his career as an accountant at PricewaterhouseCoopers where he attained his C.P.A. in 1986. Mr. Flug attended Columbia Business School, where he received his M.B.A. in Finance in 1988. In 1988, Mr. Flug joined Goldman, Sachs & Co., and ultimately served as a Managing Director and Head of Fixed Income Financial Futures and Options Sales. In 2000, Mr. Flug became the Head of North America Fixed Income Institutional Sales for JPMorgan Chase & Co. In 2006, Mr. Flug served as CEO and Executive Director for Millennium Promise, a not-for-profit organization whose mission is to end extreme poverty and malaria in Africa. Mr. Flug served as USHG’s Chief Financial Officer and Chief Operating Officer from December 2009 until January 2011, and as USHG’s President from January 2011 until June 2015. Mr. Flug currently serves as a board member of Pennant Park Investment Corporation. Mr. Flug previously served as a member of the board of directors of Sears Hometown & Outlet Stores and the Mountain School of Milton Academy, both from 2012 until 2015. Mr. Flug brings to his service on our Board of Directors a broad base of financial experience and particular knowledge and experience in strategic planning and leadership of complex organizations.

Evan Guillemin has served on the Board of Directors of Shake Shack since its inception and on the board of directors of SSE Holdings since April 2013. Mr. Guillemin joined SEG in April 2004 as the firm’s Chief Financial Officer and has managed the firm’s finance and operations groups. He is now a Senior Analyst/Associate Portfolio Manager with the firm, focusing on private company investments, as well as public company analysis. Mr. Guillemin is a member of the firm’s Management Committee. Prior to joining the firm, he was Chief Financial Officer and then Chief Operating Officer of Delia’s Inc., a publicly-traded retailing company. He also served as Director of Acquisitions at Primedia, and he was a founding editor of SDC Publishing, a financial publishing division of the Thomson Corp. Mr. Guillemin currently serves on the board of directors of Mesa Labs Inc., where he chairs the audit committee and sits on the compensation committee. He also serves on the advisory board of several start-up and non-profit organizations. Mr. Guillemin received a B.A. from Yale University and an M.B.A. with distinction from Harvard Business School. Mr. Guillemin brings to his service on our Board of Directors a broad base of business and financial experience and particular knowledge and experience in strategic planning and leadership of complex organizations.

Continuing Directors

Randy Garutti has served as Shake Shack’s Chief Executive Officer and on the Board of Directors since its inception and as the Chief Executive Officer and on the board of directors of SSE Holdings since April 2012. Prior to becoming Chief Executive Officer, Mr. Garutti served as Chief Operating Officer of SSE Holdings since January 2010. Mr. Garutti has worked with USHG and Mr. Meyer for 16 years. Prior to leading Shake Shack, Mr. Garutti was the Director of Operations for USHG, overseeing the operations for all its restaurants. In addition, Mr. Garutti served as General Manager of Union Square Cafe and Tabla, both of which won numerous accolades in the hospitality industry. Mr. Garutti graduated from Cornell University’s School of Hotel Administration in 1997. Mr. Garutti is currently a member of the board of directors of the Columbus Avenue Business Improvement District, a not-for-profit organization. Mr. Garutti brings to his service on our Board of Directors his experience in the leadership, development and growth of our business, and his particular knowledge and broad experience in the hospitality business.

Jonathan D. Sokoloff has served on the Board of Directors of Shake Shack since its inception and on the board of directors of SSE Holdings since December 2012. Mr. Sokoloff is currently a Managing Partner with LGP, one of our significant stockholders, and joined in 1990. Before joining LGP, he was a Managing Director in Investment Banking at Drexel Burnham Lambert. Mr. Sokoloff serves as a member of the board of directors of the parent holding companies of Advantage Solutions, BJ’s Wholesale Club and Jetro Cash & Carry and serves as a member of the board of directors of The Container Store, USHG, Whole Foods, J.Crew, The Sports Authority, Jo-Ann Stores, The Pure Group, The Tire Rack and Top Shop/Top Man Limited. He co-chairs the Endowment Committee for Private Equity at his alma mater, Williams College. Mr. Sokoloff brings to his service on our Board of Directors particular knowledge and experience in finance, and his broad-based experience in the leadership of retail businesses and the board practices of other major corporations.

Jenna Lyons has served on the Board of Directors of Shake Shack since December 2014. Ms. Lyons has been the President, Executive Creative Director of J.Crew Group, Inc. since July 2010, and before that served as Executive Creative Director since April 2010. Prior to that, she was Creative Director since 2007 and, before that, was Senior Vice President of Women’s Design since 2005. Ms. Lyons joined J.Crew Group, Inc. in 1990 as an Assistant Designer and has held a variety of positions within J.Crew Group, Inc., including Designer from 1994 to 1995, Design Director from 1996 to 1998, Senior Design Director in 1999, and Vice President of Women’s Design from 1999 to 2005. Ms. Lyons is currently a member of the board of directors of the Council of Fashion Designers of America, a not-for-profit organization. Ms. Lyons brings to her service on our Board of Directors deep knowledge and experience in leadership of complex organizations and retail businesses.

Robert Vivian has served on the Board of Directors of Shake Shack since its inception and on the board of directors of SSE Holdings since June 2010. Mr. Vivian served as the Co-Chief Executive Officer of P.F. Chang’s China Bistro from January 2009 through December 2011. Prior to that time, he served as P.F. Chang’s President from December 2000 through January 2009 and as its Chief Financial Officer from 1996 through December 2000. Mr. Vivian is currently a member of the board of directors of Cheddar’s. Mr. Vivian previously served as a director of P.F. Chang’s China Bistro from January 2009 through April 2011. Before joining P.F. Chang’s, Mr. Vivian served in a variety of positions with Brinker International, Inc. Mr. Vivian brings to his service on our Board of Directors a breadth of financial and operational leadership experience in the hospitality business and board practices of other major corporations.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

CORPORATE GOVERNANCE

Composition of our Board of Directors

In accordance with our amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors consists of seven members and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board of Directors. Vacancies on the Board of Directors can be filled by resolution of the Board of Directors. Daniel Meyer serves as the Chairman of our Board of Directors. We believe the following directors are independent as required by the rules of the New York Stock Exchange: Jeff Flug, Evan Guillemin, Jenna Lyons, Jonathan D. Sokoloff and Robert Vivian. Daniel Meyer, Jeff Flug and Evan Guillemin are the Class I directors and their terms will expire in 2016. Randy Garutti and Jonathan D. Sokoloff are the Class II directors and their terms will expire in 2017. Jenna Lyons and Robert Vivian are the Class III directors and their terms will expire in 2018. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Pursuant to the Stockholders Agreement described under “Certain Relationships and Related Party Transactions—The IPO and Other Organizational Transactions—Stockholders Agreement,” certain members of the Voting Group will be entitled to designate individuals to be included in the slate of nominees recommended by our Board of Directors, for election to our Board of Directors at each annual or special meeting at which directors are to be elected, as follows:

•	so long as the Meyer Group owns in the aggregate (i) at least 50% of the total outstanding shares of our Class A common stock and Class B common stock that it owned immediately following the IPO, it will be entitled to nominate a number of individuals that, if elected, will result in there being five (5) directors on the Board of Directors who are deemed to have been designated by the Meyer Group, (ii) less than 50%, but at least 25%, of the total outstanding shares of our Class A common stock and Class B common stock that it owned immediately following the IPO, it will be entitled to nominate a number of individuals that, if elected, will result in there being four (4) directors on the Board of Directors who are deemed to have been designated by the Meyer Group, (iii) less than 25%, but at least 10%, of the total outstanding shares of our Class A common stock and Class B common stock that it owned immediately following the IPO, it will be entitled to nominate a number of individuals that, if elected, will result in there being two (2) directors on the Board of Directors who are deemed to have been designated by the Meyer Group, and (iv) less than 10%, but at least 5%, of the total outstanding shares of our Class A common stock and Class B common stock that it owned immediately following the IPO, it will be entitled to nominate a number of individuals that, if elected, will result in there being one (1) director on the Board of Directors who is deemed to have been designated by the Meyer Group;

•	so long as LGP owns, in the aggregate, at least 50% of the total outstanding shares of Class A common stock and Class B common stock that it owned immediately following the IPO, it will be entitled to nominate a number of individuals that, if elected, will result in there being one (1) director on the Board of Directors who is deemed to have been designated by LGP; and

•	so long as SEG owns, in the aggregate, at least 50% of the total outstanding shares of Class A common stock and Class B common stock that it owned immediately following the IPO, it will be entitled to nominate a number of individuals that, if elected, will result in there being one (1) director on the Board of Directors who is deemed to have been designated by SEG.

For purposes of the Stockholders Agreement, the Meyer Group has designated Mr. Meyer, Mr. Garutti, Mr. Flug, Ms. Lyons and Mr. Vivian; LGP has designated Mr. Sokoloff; and SEG has designated Mr. Guillemin. Each of the Meyer Group, LGP and SEG may only designate an individual or individuals to the extent their respective designee(s) is up for election at an annual meeting.

As of the Record Date, each of the Meyer Group, LGP and SEG own at least 50% of the total outstanding shares of our Class A common stock and Class B common stock that it owned immediately following the IPO.

Controlled Company Exemption

The Voting Group, which collectively holds Class A common stock and Class B common stock representing a majority of the combined voting power of our total common stock outstanding, has entered into the Stockholders Agreement with us, pursuant to which the Voting Group will, among other things, designate individuals to be included in the slate of nominees recommended by our Board of Directors for election to our Board of Directors at each annual or special meeting at which directors are to be elected. See “—Composition of our Board of Directors.” As a result, we are a “controlled company” under the New York Stock Exchange corporate governance standards. As a controlled company, exemptions under the standards will mean that we are not required to comply with certain corporate governance requirements, including that we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As a “controlled company, we previously relied on other exemptions – including that a majority of our Board of Directors consists of “independent directors,” as defined under the rules of the New York Stock Exchange; that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and that there be an annual performance evaluation of the Nominating and Corporate Governance Committee and Compensation Committee – but we no longer do, as we satisfy these requirements under the New York Stock Exchange corporate governance standards.

Our “controlled company” status does not modify the independence requirements for our Audit Committee. As of the one year anniversary date of the IPO prospectus dated January 29, 2015, we comply with the requirements of Sarbanes-Oxley Act and the New York Stock Exchange with respect to having an Audit Committee comprised entirely of independent directors.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each of these Committees reports to the Board of Directors as they deem appropriate, and as the Board of Directors may request. The composition, duties and responsibilities of these Committees are described below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Pursuant to the terms of the Stockholders Agreement, the Meyer Group will have the right to designate a majority of the members of each committee of the Board of Directors for so long as the Meyer Group has the right to designate at least four individuals for nomination to the Board of Directors. At all other times, provided the Meyer Group has the right to designate at least one individual for nomination to the Board of Directors, the Meyer Group will have the ability to designate at least one-third, but in no event fewer than one, of the members of each committee.

Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors. The Charter contains a detailed description of the scope of the Audit Committee’s responsibilities and how they will be carried out. The Audit Committee’s charter is available on our website at investor.shakeshack.com, under “Governance Documents.” The primary duties of the Audit Committee are to (i) assist the Board of Directors in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to stockholders; (ii) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (iii) discussing with our independent registered public accounting firm their independence from management; (iv) reviewing with our independent registered public accounting firm the scope and results of their audit; (v) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (vi) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (vii) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and (viii) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our Audit Committee consists of Robert Vivian, Jeff Flug and Evan Guillemin, with Mr. Vivian serving as chair. Rule 10A-3 of the Exchange Act and the New York Stock Exchange rules require an Audit Committee composed entirely of independent directors within one year of the date of the IPO prospectus. Our Board of Directors has affirmatively determined that, as of the one year anniversary date of the IPO prospectus, Messrs. Vivian, Flug and Guillemin each meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the New York Stock Exchange rules. In addition, the Board of Directors has determined that Robert Vivian qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The Charter contains a detailed description of the scope of the Nominating and Corporate Governance Committee’s responsibilities and how they will be carried out. The Nominating and Corporate Governance Committee’s charter is available on our website at investor.shakeshack.com, under “Governance Documents.” Our Nominating and Corporate Governance Committee’s responsibilities include (i) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors and in accordance with the terms of the Stockholders Agreement; (ii) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles; and (iii) overseeing the evaluation of the Board of Directors.

Our Nominating and Governance Committee consists of Daniel Meyer, Jeff Flug and Randy Garutti, with Mr. Flug serving as chair. As a “controlled company”, we rely upon the exemption from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors.

Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board of Directors. The Charter contains a detailed description of the scope of the Compensation Committee’s responsibilities and how they will be carried out. The Compensation Committee’s charter is available on our website at

investor.shakeshack.com, under “Governance Documents.” The Compensation Committee’s responsibilities include (i) reviewing and approving the corporate goals and objectives with respect to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives and determining the compensation of these executives based upon that evaluation; (ii) reviewing and setting or making recommendations to the Board of Directors regarding the compensation of other executive officers; (iii) reviewing and making recommendations to the Board of Directors regarding director compensation; (iv) reviewing and approving or making recommendations to the Board of Directors regarding the Company’s incentive compensation and equity-based plan and arrangements; and (v) retaining and obtaining advice from compensation consultants.

Our Compensation Committee consists of Evan Guillemin, Jonathan D. Sokoloff and Jenna Lyons, with Mr. Guillemin serving as chair. The New York Stock Exchange rules require a compensation committee composed entirely of independent directors within one year of the date of the IPO prospectus. Our Board of Directors has affirmatively determined that, as of the one year anniversary date of the IPO prospectus, Messrs. Guillemin and Sokoloff and Ms. Lyons meet the definition of “independent director” for purposes of serving on a compensation committee under the New York Stock Exchange rules.

Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Board of Directors does not have a standing risk management committee, but rather we administer this oversight function directly through our Board of Directors as a whole. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, and our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage unnecessary risk-taking. In addition, our Audit Committee oversees the performance of our internal audit function and considers and approves or disapproves any related-party transactions.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Risk Considerations in our Compensation Program

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on our Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs for executive officers, as well as the multi-year vesting schedules for equity awards encourage employees to maintain both a short- and long-term view with respect to Company performance.

Leadership Structure of the Board of Directors

The positions of Chairman of the Board and Chief Executive Officer are presently separated. We believe this arrangement, at this time, allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our bylaws and corporate governance guidelines, which do not require that our Chairman and Chief Executive Officer positions be separate, allow our Board to determine the board leadership structure that is appropriate for us at any given point in time, taking into account the dynamic demands of our business, our senior executive personnel, and other factors.

Code of Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, investor.shakeshack.com. In addition, we intend to post on our website all disclosures that are required by law or the New York Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of the code.

Director Recommendations

The Nominating and Corporate Governance Committee, in recommending director candidates, and the Board, in nominating director candidates, will evaluate candidates in accordance with the qualification standards set forth in our Corporate Governance Guidelines. In addition, the Nominating and Corporate Governance Committee and the Board may also consider the additional selection criteria listed in the Corporate Governance Guidelines. These qualification standards and additional selection criteria are summarized below.

Director Qualification Standards

The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.

Additional Selection Criteria

In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they deem to be relevant:

•	The candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	The candidate’s experience as a board member of another publicly held company;

•	The candidate’s professional and academic experience relevant to the Company’s industry;

•	The strength of the candidate’s leadership skills;

•	The candidate’s experience in finance and accounting and/or executive compensation practices;

•	Whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

•	An understanding of the values of Daniel Meyer’s vision of “Enlightened Hospitality”: caring for each other, one’s guests, one’s community, one’s suppliers and one’s investors.

In addition, the Board considers whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

The Board also monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

Diversity

The Company values diversity on a Company-wide basis and seeks to achieve a mix of Board members that represent a diversity of background and experience, including with respect to age, gender, race, ethnicity, and occupation. Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the director nomination process. The Company’s Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee is to take into account the overall diversity of the Board when identifying possible nominees for director. The Nominating and Corporate Governance Committee implements that policy, and assesses its effectiveness, by examining the diversity of all the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Nominating and Corporate Governance committee considers, along with the other selection criteria described above. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity through its periodic evaluation of the Board’s composition.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, but it has no obligation to recommend such candidates. A stockholder that wants to recommend a candidate for election to the Board of Directors should send a recommendation in writing to Shake Shack Inc., c/o Corporate Secretary, 24 Union Square East, 5th Floor, New York, New York, 10003. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director.

Stockholders may also nominate directors at the annual meeting by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Compensation

Prior to the IPO, none of our directors received compensation as a director.

In connection with the IPO, we approved and implemented a compensation policy that, effective upon the closing of the IPO, became applicable to all of our non-employee directors. Under the compensation policy, no non-employee director is entitled to a cash retainer or other cash compensation in consideration for his or her service on our Board of Directors or a committee thereof. Each non-employee director is, however, entitled to certain equity-based compensation as described below.

On January 29, 2015, the date the IPO price of the shares of Class A common stock were priced, each non-employee director was granted (a) an option to purchase shares of our Class A common stock with a grant date fair value of (i) $50,000, if such director was, as of such date, affiliated with or had any employment or service relationship with any significant stockholder or affiliate thereof (with a “significant stockholder” being any “person” or related “group” of “persons” (as used in Sections 13(d) and 14(d)(2) of the Exchange Act) that, as of such date, held 10% or more of the total combined voting power of all classes of common stock of Shake Shack), and (ii) $75,000, if such director was not affiliated with or did not have any employment or service relationship with any significant stockholder or affiliate thereof, and (b) to the extent such director (i) was not affiliated with or did not have any employment or service relationship with any significant stockholder or affiliate thereof, and (ii) was the chairman of any committee of our Board of Directors, an additional option to purchase shares of our Class A common stock with a grant date fair value of $10,000 with respect to each such chairmanship.

The terms of each such annual equity award described above is set forth in a written award agreement between the applicable non-employee director and us, which provides for vesting after one year of continued service as a director, subject to acceleration upon a change of control.

Non-employee directors will receive the same annual equity awards for fiscal 2016, which will be granted as of the date of the Annual Meeting and will be on the same terms as the IPO equity award.

The non-employee director compensation policy (including the compensation described above) may be amended, modified or terminated by our Board of Directors at any time in its sole discretion.

In addition to the non-employee director compensation policy, in connection with the IPO, we adopted a director stock ownership policy encouraging non-employee directors to hold shares of our Class A common stock and/or LLC Interests with a value equal to or in excess of the fair value of the non-qualified stock option or other equity award that the non-employee director received as an annual equity award on or following the most recent annual meeting.

The following table set forth the compensation for each of our non-employee directors in 2015. The awards below were made in accordance with the above compensation amounts.

Name	Fees earned or paid in cash ($)	Option Awards ($)(1)	Total ($)
Daniel Meyer	$0	$50,001	$50,001
Jeff Flug	$0	$50,001	$50,001
Evan Guillemin	$0	$50,001	$50,001
Jenna Lyons	$0	$74,999	$74,999
Jonathan D. Sokoloff	$0	$50,001	$50,001
Robert Vivian	$0	$84,998	$84,998

(1)	At December 30, 2015, none of our non-employee directors held any restricted stock or other unvested stock awards. At December 30, 2015, the following non-employee directors held stock options as follows: Mr. Meyer – 0 vested stock options and 8,251 unvested stock options; Mr. Flug – 0 vested stock options and 8,251 unvested stock options; Mr. Guillemin – 0 vested stock options and 8,251 unvested stock options; Ms. Lyons - 0 vested stock options and 12,376 unvested stock options; Mr. Sokoloff - 0 vested stock options and 8,251 unvested stock options; and Mr. Vivian – 0 vested stock options and 14,026 unvested stock options.

Board and Annual Meetings

During 2015, the Board of Directors held five meetings. Each of our directors attended all meetings of the Board of Directors and meetings held by any of the Committees of the Board on which such director served, except that Mr. Sokoloff was unable to attend the Board of Directors meeting on January 15, 2015 and the Compensation Committee meeting on November 18, 2015.

The Company’s directors are encouraged to attend our Annual Meeting, but we do not currently have a policy relating to directors’ attendance at these meetings.

Proposal No. 2-Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“EY”) to be the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2016, and recommends that the stockholders vote for ratification of such appointment. EY has been engaged as our independent registered public accounting firm since September 9, 2014. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of EY as the Company’s independent registered public accounting firm for 2016 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of EY to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees billed for various professional services rendered by EY:

	2015	2014
Audit Fees(1)	$1,267,470	$1,306,455
Audit Related Fees(2)	3,000	–
Tax Fees(3)	60,000	–
All Other Fees(4)	2,172	2,172
Total Fees	$1,332,642	$1,308,627

(1)	Consists of fees for professional services rendered for the audits of the Company’s consolidated financial statements included in its Annual Reports on Form 10-K and Registration Statements on Form S-1 for fiscal years 2015, 2014, 2013 and 2012, and for the review of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q for fiscal year 2015. Additionally, consists of fees for assurance and related services related to the Company’s initial public offering and secondary offering, both in fiscal 2015, as well as various consultation matters.

(2)	Consists of fees for agreed upon procedures required for certain of our leases.

(3)	Consists of tax consulting fees.

(4)	Consists of a software licensing fee for a technical accounting research tool.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by EY. These services may include audit services, audit-related services, tax services and all other services. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee or require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval if it is to be provided by EY. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval.

Pre-approval fee levels or budgeted amounts for all services to be provided by EY are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for services classified as all other services.

The Audit Committee may delegate either type of approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of all services provided by EY and to determine whether such services are in compliance with this policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis the results of its monitoring. Both the Chief Financial Officer and management will immediately report to the chairperson of the Audit Committee any breach of this policy that comes to the attention of the Chief Financial Officer or any member of management.

All of the services listed in the above table were approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

Security Ownership of Certain Beneficial Owners and Management

The following table shows information about the beneficial ownership of our Class A common stock and Class B common stock, as of the Record Date, for:

•	each person known by us to beneficially own 5% or more of our outstanding Class A common stock and Class B common stock;

•	each of our directors and Named Executive Officers; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission under which beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of the Record Date are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Shake Shack Inc., 24 Union Square East, 5th Floor, New York, NY 10003. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Combined Voting
Name of beneficial owner	Number	Percentage	Number	Percentage	Power(1)
Named Executive Officers and Directors
Daniel Meyer(2)(3)(4)	1,368,569	6.4551%	4,646,558	30.8662%	16.5910%
Randy Garutti(2)(3)(5)	140,100	*	863,023	5.7392%	2.7668%
Jeff Uttz(2)(3)(6)	79,000	*	171,579	1.1398%	*
Ronald Palmese Jr.(2)(7)	26,200	*	-	-	*
Jeff Flug(2)(3)(8)	83,240	*	1,437,396	9.5483%	4.1942%
Evan Guillemin(2)(9)	8,251	*	-	-	*
Jenna Lyons(2)(10)	22,376	*	-	-	*
Jonathan D. Sokoloff(2)(3)(11)(12)	2,707,016	12.7681%	4,555,894	30.2639%	20.0327%
Robert Vivian(2)(3)(13)	34,026	*	58,351	*	*
All directors and executive officers as a group (nine persons)	4,468,778	21.0777%	11,732,801	77.9387%	44.6874%
Other 5% Stockholders
Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., and LGP Malted Coinvest LLC(3)(11)	2,698,765	12.7291%	4,555,894	30.2639%	20.0099%
SEG Partners, L.P., SEG Partners II, L.P., and SEG Partners Offshore Master Fund, Ltd.(3)(14)	1,987,150	9.3727%	1,105,785	7.3455%	8.5310%
Gilder, Gagnon, Howe & Co. LLC(15)	1,241,267	5.8546%	-	-	3.4237%

* Represents beneficial ownership of less than 1%.

(1)	Includes shares of Class A common stock that such person currently has the right to acquire or will have the right to acquire within 60 days.

(2)	Includes the voting power of each owner based on the voting power held through both the owners’ Class A common stock and Class B common stock. Represents percentage of voting power of the Class A common stock and Class B common stock of Shake Shack voting together as a single class.

(3)	As discussed in “Certain Relationships and Related Party Transactions—The IPO and Other Organizational Transactions—Stockholders Agreement,” the members of the Voting Group entered into a Stockholders Agreement with us, pursuant to which the Voting Group has agreed to vote their shares of Class A common stock and Class B common stock in favor of the election of the nominees of certain members of the Voting Group to our Board of Directors and committees upon their nomination by the nominating and corporate governance committee of our Board of Directors.

(4)	Consists of (i) 1,360,318 shares of Class A common stock held by the Daniel H. Meyer Investment Trust dated 5/15/92 (the “Investment Trust”), of which Mr. Meyer is the grantor, trustee and beneficiary, acquired through a combination of the Reorganization and the Company’s Directed Share Program using personal funds, (ii) 8,251 shares of Class A common stock that Mr. Meyer currently has the right to acquire through the exercise of stock options, (iii) 1,270,136 shares of Class B common stock acquired pursuant to a subscription agreement entered into on February 4, 2015 with the Company in connection with the IPO, (iv) 590,921 shares of Class B common stock held by the Daniel H. Meyer 2012 Gift Trust U/A/D 10/31/12 (the “Gift Trust”), of which Mr. Meyer’s spouse is a trustee and beneficiary, acquired pursuant to a subscription agreement entered into on February 4, 2015 with the Company in connection with the IPO, (v) 2,690,263 shares of Class B common stock held by GT, acquired pursuant to a subscription agreement entered into on February 4, 2015 with the Company in connection with the IPO, and (vi) 95,238 shares of Class B common stock held by USHG, acquired pursuant to a subscription agreement entered into on February 4, 2015 with the Company in connection with the IPO. Mr. Meyer disclaims beneficial ownership of all of the shares held by these entities except to the extent of his pecuniary interest therein.

(5)	Consists of (i) 3,000 shares of Class A common stock acquired under the Company’s Directed Share Program using personal funds, (ii) 100 shares of Class A common stock directly held, (iii) 137,000 shares of Class A common stock that Mr. Garutti currently has the right to acquire through the exercise of stock options, (iv) 807,051 shares of Class B common stock acquired pursuant to a subscription agreement entered into on February 4, 2015 with the Company in connection with the IPO, and (v) 55,972 shares of Class B common stock held by The Randall J. Garutti 2014 GST Trust, of which Mr. Garutti’s spouse is a trustee and beneficiary, acquired pursuant to a subscription agreement entered into on February 4, 2015 with the Company in connection with the Company’s IPO. Mr. Garutti disclaims beneficial ownership of all of the shares held by these entities except to the extent of his pecuniary interest therein.

(6)	Consists of (i) 10,000 shares of Class A common stock acquired under the Company’s Directed Share Program using personal funds, (ii) 69,000 shares of Class A common stock that Mr. Uttz currently has the right to acquire through the exercise of stock options, and (iii) 171,579 shares of Class B common stock acquired pursuant to a subscription agreement entered into on February 4, 2015 with the Company in connection with the IPO.

(7)	Consists of (i) 5,000 shares of Class A common stock acquired under the Company’s Directed Share Program using personal funds and (ii) 21,200 shares of Class A common stock that Mr. Palmese currently has the right to acquire through the exercise of stock options.

(8)	Consists of (i) 30,000 shares of Class A common stock acquired under the Company’s Directed Share Program using personal funds, (ii) 3,240 shares of Class A common stock issued to Mr. Flug upon exercise of options, (iii) 50,000 shares of Class A common stock previously issued to Gulf Five LLC, of which Mr. Flug is the sole manager of the management company, (iv) 514,822 shares of Class B common stock held by Gulf Five LLC, acquired pursuant to a subscription agreement entered into on February 4, 2015 with the Company in connection with the IPO, and (v) 922,574 shares of Class B common stock held by the Flug 2012 GS Trust U/A/D 9/4/12, of which Mr. Flug’s spouse is the trustee and beneficiary, acquired pursuant to a subscription agreement entered into on February 4, 2015 with the Company in connection with the IPO. Mr. Flug disclaims beneficial ownership of all of the shares held by these entities except to the extent of his pecuniary interest therein.

(9)	Consists of 8,251 shares of Class A common stock that Mr. Guillemin currently has the right to acquire through the exercise of stock options.

(10)	Consists of (i) 10,000 shares of Class A common stock acquired under the Company’s Directed Share Program using personal funds and (ii) 12,376 shares of Class A common stock that Ms. Lyons currently has the right to acquire through the exercise of stock options.

(11)	Voting and investment power with respect to the shares of the Company’s common stock held by Green Equity Investors VI, L.P., a Delaware limited partnership (“GEI VI”), Green Equity Investors Side VI, L.P., a Delaware limited partnership (“GEI Side VI”) and LGP Malted Coinvest LLC, a Delaware limited liability company (“Malted”), may be deemed to be shared by certain affiliated entities. GEI Capital VI, LLC (“GEIC”), is the general partner of GEI VI and GEI Side VI. Green VI Holdings, LLC (“Holdings”) is a limited partner of GEI VI and GEI Side VI. Leonard Green & Partners, L.P. (“LGP”) is the management company of GEI VI, GEI Side VI, and Holdings. Peridot Coinvest Manager LLC (“Peridot”), an affiliate of LGP, is the manager of Malted. Each of GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot disclaims such shared beneficial ownership of Shake Shack Inc.’s Class A common stock and Class B common stock. Jonathan D. Sokoloff either directly (whether through ownership interest or positions with LGP or Peridot) or indirectly, through one or more intermediaries, may also be deemed to share voting and investment power with respect to such shares, and he disclaims beneficial ownership of such shares. Each of Messrs. John G. Danhakl, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, W. Christian McCollum, Usama N. Cortas, and J. Kristofer Galashan, and Ms. Alyse M. Wagner either directly (whether through ownership interest or position) or indirectly, through one or more intermediaries, may be deemed to control GEIC, LGP, and Peridot. As such, these individuals may be deemed to have shared voting and investment power with respect to all shares beneficially owned by GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot. Each of these individuals each disclaim beneficial ownership of the securities held by GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot, except to the extent of their respective pecuniary interest therein. Each of the foregoing entity’s and individual’s address (other than the Company) is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

GEI VI is the direct owner of 108,108 shares of Class A common stock and 4,238,626 shares of Class B common stock. GEI Side VI is the direct owner of 2,590,657 shares of Class A common stock. Malted is the direct owner of 317,268 shares of Class B common stock.

(12)	Includes 8,251 shares of Class A common stock that Mr. Sokoloff currently has the right to acquire through the exercise of stock options.

(13)	Consists of (i) 20,000 shares of Class A common stock acquired under the Company’s Directed Share Program using personal funds, (ii) 14,026 shares of Class A common stock that Mr. Vivian currently has the right to acquire through the exercise of stock options, and (iii) 58,351 shares of Class B common stock acquired pursuant to a subscription agreement entered into on February 4, 2015 with the Company in connection with the IPO.

(14)	Select Equity Group, L.P. (“Select Equity”), a limited partnership controlled by George S. Loening, has the power to vote or direct the vote of, and dispose or direct the disposition of, the shares beneficially owned by SEG Partners L.P., a Delaware limited partnership (“SEG I”), SEG Partners II, L.P., a Delaware limited partnership (“SEG II”), and SEG Partners Offshore Master Fund, Ltd., a Cayman Islands limited entity. Select Equity is an investment adviser and possesses sole power to vote or direct the vote of, and dispose or direct the disposition of, 3,092,935 shares. George S. Loening is a control person and possesses sole power to vote or direct the vote of, and dispose or direct the disposition of, 3,092,935 shares. The address for Select Equity is Select Equity Group, L.P., 380 Lafayette Street New York, New York 10003.

SEG I is the direct owner of 38,613 shares of Class A common stock and 238,127 shares of Class B common stock. SEG II is the direct owner of 208,568 shares of Class A common stock and 867,658 shares of Class B common stock. SEG Offshore is the direct owner of 1,739,969 shares of Class A common stock.

(15)	According to the Schedule 13G filed on February 12, 2016 by Gilder, Gagnon, Howe & Co. LLC (“GGH”), GGH reported sole voting and dispositive power with respect to 27,119 shares and shared dispositive power with respect to 1,214,148 shares of Class A common stock. The address of GGH is 3 Columbus Circle, 26th Floor, New York, New York 10019.

Executive Officers

The following set forth information regarding the executive officers of the Company as of the Record Date:

Name	Age	Position
Randy Garutti	41	Chief Executive Officer and Director
Jeff Uttz	47	Chief Financial Officer
Ronald Palmese Jr.	37	Vice President, General Counsel and Corporate Secretary

Randy Garutti has served as Shake Shack’s Chief Executive Officer and on the Board of Directors since its inception and as the Chief Executive Officer and on the board of directors of SSE Holdings since April 2012. Prior to becoming Chief Executive Officer, Mr. Garutti served as Chief Operating Officer of SSE Holdings since January 2010. Mr. Garutti has worked with USHG and Mr. Meyer for 16 years. Prior to leading Shake Shack, Mr. Garutti was the Director of Operations for USHG, overseeing the operations for all its restaurants. In addition, Mr. Garutti served as General Manager of Union Square Cafe and Tabla, both of which won numerous accolades in the hospitality industry. Mr. Garutti graduated from Cornell University’s School of Hotel Administration in 1997. Mr. Garutti is currently a member of the board of directors of the Columbus Avenue Business Improvement District, a not-for-profit organization. Mr. Garutti brings to his service on our Board of Directors his experience in the leadership, development and growth of our business, and his particular knowledge and broad experience in the hospitality business.

Jeff Uttz has served as Shake Shack’s Chief Financial Officer since its formation and as Chief Financial Officer of SSE Holdings since September 2013. Mr. Uttz has over 24 years of restaurant finance experience. Prior to joining Shake Shack, Mr. Uttz was the Chief Financial Officer of Yard House, where he led the expansion of Yard House from three units when he began to over 40 units when Yard House was acquired by Darden Restaurants, Inc. Prior to Yard House, Mr. Uttz held a number of positions at CKE Restaurants, Inc., working his way up from Manager of Corporate Banking to Vice President of Finance. During his tenure, Mr. Uttz participated in two major acquisitions, when CKE purchased the Hardee’s chain as well as the units owned by Hardee’s largest franchisee. Mr. Uttz began his career at KPMG where he served a number of clients within the restaurant and hospitality sector and attained his C.P.A. Mr. Uttz attended California State University, Fullerton, where he earned a Bachelor of Arts in Business Administration, Accounting Concentration.

Ronald Palmese Jr. has served as Shake Shack’s Vice President, General Counsel and Corporate Secretary since its formation. Prior to that, Mr. Palmese was the General Counsel for USHG and its subsidiaries, which until the IPO included Shake Shack. Mr. Palmese has over 5 years of General Counsel experience. As General Counsel, Mr. Palmese oversees and manages all legal affairs for the Company, including with respect to contracts, employment, insurance, intellectual property, licensing, liquor licensing, real estate and securities. Mr. Palmese also manages governance and regulatory compliance for the Board of Directors, and manages the Company’s insurance program. Prior to USHG, Mr. Palmese spent eight years as a corporate associate at the law firm Proskauer Rose LLP. Mr. Palmese received his undergraduate degree from Georgetown University’s McDonough School of Business, where he graduated cum laude with degrees in International Business and Finance. Mr. Palmese received his juris doctor from St. John’s University School of Law, where he was Editor-in-Chief of the St. John’s Law Review.

Executive Compensation

Our named executive officers (“Named Executive Officers”) for the year ended December 30, 2015 are:

•	Randy Garutti, our Chief Executive Officer;

•	Jeff Uttz, our Chief Financial Officer; and

•	Ronald Palmese Jr, our Vice President, General Counsel, and Corporate Secretary

Elements of Compensation

The compensation arrangement for each Named Executive Officer is intended to encourage performance and to align the Named Executive Officers’ interests with those of our stockholders. In setting compensation for our Named Executive Officers, the Compensation Committee takes into account the relative amount of compensation that is delivered on a current and long-term basis and in the form of cash and equity. The combination of performance measures for annual bonuses and the equity compensation programs for executive officers, as well as the multi-year vesting schedules for equity awards encourage employees to maintain both a short-term and a long-term view with respect to Company performance.

The elements of our compensation program are:

•	Fixed compensation – base salary;

•	Variable cash compensation – annual performance-based cash bonuses;

•	Long-term equity incentives – stock options; and

•	Broad-based benefit programs – health and welfare benefits and retirement benefits.

Base Salary

The Named Executive Officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, roles and responsibilities.

Annual Performance-Based Bonus

The Named Executive Officers are entitled to receive annual performance-based cash bonuses, the amount of which is based on satisfaction of Company objectives that are established by the Board of Directors or the compensation committee. The annual bonuses are intended to encourage the Named Executive Officers to promote the growth of the Company’s business.

Equity Awards

The Named Executive Officers are eligible to receive equity awards under our 2015 Incentive Award Plan (“2015 Plan”). Awards under the 2015 Plan are intended to align the interests of the Named Executive Officers with those of our stockholders and to create a link between executive pay and the long-term performance of our common stock.

Employee Benefits

The Named Executive Officers, like our other employees, participate in health and welfare benefit plans, subject to satisfying eligibility requirements. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our Named Executive Officers.

Summary Compensation Table

The following table sets forth the total compensation that was paid to or earned by the Named Executive Officers for the 2014 and 2015 fiscal years.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randy Garutti	2015	400,000	–	5,884,150	395,000	–	–	6,679,150
Chief Executive Officer	2014	330,095	–	–	42,919	–	–	373,014
Jeff Uttz	2015	330,000	–	2,963,550	228,112	–	–	3,521,662
Chief Financial Officer	2014	305,769	–	–	79,512	–	–	385,281
Ronald Palmese Jr.(2)	2015	240,000	–	910,540	100,020	–	–	1,250,560
Vice President, General Counsel and Corporate Secretary

(1)	The amounts in this column represent the aggregate grant date fair value of stock option awards granted to Messrs. Garutti, Uttz and Palmese in 2015, computed in accordance with FASB ASC Topic 718. The assumptions used in determining such amounts are described in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2015

(2)	Mr. Palmese’s employment with the Company commenced on January 1, 2015.

Narrative to Summary Compensation Table

Employment Agreements

In 2014 we entered into employment agreements with Mr. Garutti and Mr. Uttz effective as of January 30, 2015, the date of the consummation of the IPO. The material terms of such agreements are summarized below.

Employment Term and Position

The term of employment of each of Messrs. Garutti and Uttz is through January 30, 2018, subject to automatic one-year extensions unless either party provides written notice of non-extension within 90 days of the expiration of the then-current term. During their respective terms of employment, Mr. Garutti will serve as Chief Executive Officer of the Company and SSE Holdings and Mr. Uttz will serve as Chief Financial Officer of the Company and SSE Holdings. Further, Mr. Garutti will be appointed to our Board of Directors and will be proposed for re-election during his term of employment.

Base Salary, Annual Bonus and Equity Compensation

Pursuant to their employment agreements, Messrs. Garutti and Uttz are entitled to initial base salaries of $400,000 and $330,000, respectively.

In addition, pursuant to their employment agreements, Messrs. Garutti and Uttz are eligible to receive annual performance-based cash bonuses upon the attainment of Company performance goals established by our compensation committee. The amount of the annual performance-based cash bonus that may be received by Messrs. Garutti and Uttz upon attainment of target performance for any fiscal year will be 50% of base salary and 35% of base salary, respectively, and the maximum amount of the annual performance-based cash bonus that may be received by Messrs. Garutti and Uttz for any fiscal year will be 100% of base salary and 70% of base salary, respectively.

Under the employment agreements, Messrs. Garutti and Uttz will also be eligible for annual equity awards, the form and terms of which will be determined by our compensation committee in its discretion.

Severance

Each employment agreement provides for severance upon a termination by us without cause or by Messrs. Garutti or Uttz for good reason, in each case, subject to the execution and non-revocation of a waiver and release of claims by Messrs. Garutti or Uttz, as applicable.

Upon such a termination, Messrs. Garutti or Uttz, as applicable, will be entitled to severance consisting of (a) continued base salary through the first anniversary of the termination of his employment, (b) a prorated annual cash bonus for the year of termination based on actual individual and Company performance, (c) accelerated vesting of a prorated portion of the annual equity awards that would have vested at the end of the year of termination absent such termination, such portion to be based on the number of full fiscal months elapsed during such fiscal year, and (d) reimbursement of COBRA premiums such that the cost of coverage is equal to the cost for then current employees for a period of up to 12 months.

For purposes of the employment agreements, the Company will have “cause” to terminate Messrs. Garutti or Uttz’s employment upon (a) his willful misconduct, gross negligence or act of dishonesty with regard to the Company or any of its affiliates, which in either case, results in or could reasonably be expected to result in material harm to the Company or such affiliate, (b) his willful and continued failure to attempt to perform his duties with the Company or any of its affiliates (other than any such failure resulting from disability), which failure is not remedied within 30 days after receiving written notice thereof, (c) his conviction of (or his plea of guilty or nolo contendere to) any felony involving moral turpitude (other than traffic related offenses or as a result of vicarious liability), or (d) his material breach of any material provision of the employment agreement, which breach is not remedied within 10 days after receiving written notice thereof.

For purposes of the employment agreements, each of Messrs. Garutti and Uttz will have “good reason” to terminate his employment after the occurrence, without his consent, of (a) any material adverse change in base salary, position, duties, responsibilities, authority, title or reporting obligations, or the assignment of duties that are materially inconsistent with his position, (b) a relocation of principal business location by more than 50 miles from its then current location, or (c) any other material breach by the Company of the employment agreement or any other agreement with him. However, no termination for good reason will be effective unless (i) Messrs. Garutti or Uttz, as applicable, provides the Company with at least 30 days prior written notice of his intent to resign for good reason (which notice must be provided within 60 days following the occurrence of the event(s) purported to constitute good reason); (ii) the Company has not remedied the alleged violation(s) within the 30-day period; and (iii) Messrs. Garutti or Uttz’s resignation, as applicable, becomes effective no later than 30 days after the Company has either failed to cure such event or indicated that it will not cure such event.

Restrictive Covenants

Pursuant to their respective employment agreements, Messrs. Garutti and Uttz will be subject to certain non-competition and non-solicitation restrictions during employment and for a 12-month period after termination of employment. During the restricted period, Messrs. Garutti and Uttz may not compete, directly or indirectly, with the Company in the business of developing, managing, and/or operating of (a) “better burger” restaurants, (b) “quick service” or “fast food” restaurants with an emphasis on hamburgers, or (c) “fast casual” restaurants. No severance payments or benefits described above shall be paid following the first date that Messrs. Garutti or Uttz, as applicable, violates his restrictive covenants; provided that, if employment is terminated by the Company without cause or by Messrs. Garutti or Uttz for good reason, Messrs. Garutti or Uttz, as applicable, may compete in the “fast casual” restaurant business during the restricted period without violating his employment agreement but he will not receive any severance after the date he begins to compete in the “fast casual” restaurant business.

2015 Bonuses

In fiscal 2015, each of our Named Executive Officers was eligible to earn an annual performance-based cash bonus from the Company. This 2015 bonus for each of our Named Executive Officers consisted of two components: 50% was based upon the achievement of Company total revenue targets and 50% was based upon the achievement of Company adjusted EBITDA. Mr. Garutti was eligible to receive a target bonus in the amount of 50% of his annual base salary, Mr. Uttz was eligible to receive a target bonus in the amount of 35% of his annual base salary, and Mr. Palmese was eligible to receive a target bonus in the amount of 25% of his annual base salary upon the achievement of the applicable objectives. In fiscal 2015, our Company’s total revenue was 119.4% of the target amount and our adjusted EBITDA was 192.7% of the target amount, resulting in a payment to Mr. Garutti of 195.0% of his target bonus, to Mr. Uttz of 195.0% of his target bonus and to Ms. Palmese of 166.7% of his target bonus. The actual amounts of the performance-based cash bonuses paid to each Named Executive Officer for fiscal 2015 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity-Based Compensation

We have adopted the 2015 Incentive Award Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our Named Executive Officers) and consultants of our Company and certain of its affiliates and to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. In connection with the IPO, we granted options to purchase 2,622,281 shares of Class A common stock under the 2015 Incentive Award Plan to certain of our employees, including the Named Executive Officers. Such grants will vest in substantially equal installments over time, subject to continued employment. The aggregate grant date fair value of the option awards granted to our Named Executive Officers in 2015 is set forth above in the Summary Compensation Table in the column entitled “Option Awards.”

In addition, in connection with the IPO, we adopted an executive stock ownership policy requiring Mr. Garutti and Mr. Uttz, as of January 15, 2020, to hold shares of our Class A common stock or LLC Interests with a value equal to two and one times, respectively, of each of their annual base salaries. Securities that qualify in determining whether each of Messrs. Garutti and Uttz has satisfied the shareholding requirements include (i) issued and outstanding shares of Class A common stock held beneficially or of record, (ii) issued and outstanding LLC Interests held beneficially or of record, (iii) issued and outstanding shares of Class A common stock or LLC Interests held by a Qualifying Trust (i.e., a trust created for the benefit of the executive officer, his spouse or members of his immediate family), (iv) issued and outstanding shares of Class A common stock or LLC Interests held by a 401(k) or other qualified pension or profit-sharing plan for the benefit of the executive officer, and (v) shares of Class A common stock underlying vested Shake Shack time-based stock options and restricted stock units deliverable upon exercise or settlement in full, less tax withholdings and, in the case of stock options, a number of shares of Class A common stock with a value equal to the exercise price thereof.

Retirement Plans

USHG currently sponsors a 401(k) retirement savings plan (the “401(k) plan”), in which the Company’s employees, including our Named Executive Officers, may participate, subject to satisfying eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. The Company does not currently match contributions made under the 401(k) plan by our Named Executive Officers and other highly compensated employees. We believe that providing a vehicle for tax-deferred retirement savings though the 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies.

Employee Benefits

All of our full-time employees, including our Named Executive Officers, are eligible to participate in health and welfare plans maintained by the Company, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts; and

•	short-term and long-term disability insurance.

Our Named Executive Officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our Named Executive Officers. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our Named Executive Officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our Named Executive Officers’ personal income taxes or excise taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

Special Bonus Agreements

In March 2011, Mr. Garutti entered into a Special Bonus Agreement (as amended, the “Special Bonus Agreement”) with USHG with respect to Mr. Garutti’s services to SSE Holdings. This Special Bonus Agreement provides for the payment of a special bonus in the amount of $2.45 million by USHG to Mr. Garutti in the event of a change in control or an initial public offering of SSE Holdings prior to March 11, 2018, which will be payable to him in March 2018. On October 30, 2014, USHG, Mr. Garutti and SSE Holdings entered into an Assignment and Assumption Agreement, pursuant to which USHG assigned this obligation to SSE Holdings. The Special Bonus Agreement contains restrictive covenants prohibiting Mr. Garutti from competing with us and from soliciting any of our or of USHG’s employees or contractors for one year following his termination of employment. The restrictive covenants also prohibit the unauthorized use of confidential information. As a result of the IPO, the $2.45 million payment will be made to Mr. Garutti pursuant to the Special Bonus Agreement in March 2018.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards of our Named Executive Officers as of December 30, 2015.

		Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise	Option Expiration
Name	Exercisable(1)	Unexercisable(2)	Price ($)	Date
Randy Garutti	137,000	548,000	$21.00	1/29/2025
Jeff Uttz	69,000	276,000	$21.00	1/29/2025
Ronald Palmese Jr.	21,200	84,800	$21.00	1/29/2025

(1)	These options vested on January 29, 2016, the first anniversary of the date of grant.

(2)	These options vest in four equal installments on the second through fifth anniversaries of the date of grant, subject to each of Messrs. Garutti’s, Uttz’s and Palmese’s continued employment with us on each such vesting date.

Certain Relationships and Related Party Transactions

Revolving Credit Facility

SSE Holdings was a party to a credit agreement with JPMorgan Chase Bank, NA, as administrative agent and the lenders party thereto (the “Revolving Credit Facility”). The Revolving Credit Facility was secured by a first-priority security interest in substantially all the assets of SSE Holdings and the guarantors, including USHG (excluding stock in foreign subsidiaries in excess of 65% and assets of non-guarantors and subject to certain other exceptions).

In January 2015, SSE Holdings executed a Third Amended and Restated Credit Agreement (the “A&R Credit Agreement”), which became effective on February 4, 2015. Among other things, the A&R Credit Agreement removes USHG as a guarantor of the Revolving Credit Facility. As a result, subsequent to February 4, 2015, the Revolving Credit Facility no longer constitutes a related party agreement.

Management Services Agreement

On October 16, 2009, we entered into a Management Services Agreement with USHG, LLC, a subsidiary of USHG (the “Management Company”), pursuant to which the Management Company has provided management services to SSE Holdings, including executive leadership, strategic development, real estate, financial, legal, administrative, operations and human resources services. In exchange for such management services, we paid a monthly fee to the Management Company based on our sales for the relevant period. In addition, we agreed to indemnify the Management Company to the fullest extent permitted by law from and against all losses arising from its performance under the Management Services Agreement.

We entered into the Amended and Restated Management Services Agreement with the Management Company, effective January 2015, pursuant to which the Management Company provides reduced management services to SSE Holdings comprised of executive leadership from USHG’s Chief Executive Officer, Daniel Meyer, and other members of USHG’s senior management; menu innovation advisory services by Mr. Meyer; strategic development advisory services by Mr. Meyer; leadership development services; and limited human resources services. In addition, we are no longer obligated to pay management fees to the Management Company in connection with any services. The initial term of the Amended and Restated Management Services Agreement is through December 31, 2019, with renewal periods. We have also agreed to indemnify the Management Company to the fullest extent permitted by law from and against all losses arising from its performance under the Amended and Restated Management Services Agreement.

Master License Agreement with Union Square Events

In fiscal 2011, we entered into a Master License Agreement (the “MLA”) with Hudson Yards Sports and Entertainment LLC (doing business as Union Square Events) (“USE”), a subsidiary of USHG and a related party, to operate Shake Shack branded limited menu concession stands in sports and entertainment venues within the United States. The agreement expires on December 31, 2027 and includes five consecutive five-year renewal options at USE’s option. As consideration for these rights, USE pays us a license fee based on a percentage of net food sales (as defined in the MLA). HYSE also pays us a percentage of profits on sales of branded beverages (as defined in the MLA). For the fiscal year ended December 30, 2015, Union Square Events paid $0.3 million in license fees pursuant to the MLA.

Madison Square Park Conservancy

The Chairman of our Board of Directors serves as a director of the Madison Square Park Conservancy (“MSP Conservancy”), with which we have a license agreement and pay license fees to operate our Madison Square Park Shack. Amounts paid to Madison Square Park Conservancy as rent amounted to $692,000 for fiscal 2015. Total amounts due to the MSP Conservancy as of December 30, 2015 were $17,000.

Share Our Strength

The Chairman of our Board of Directors serves as a director of Share Our Strength, for which Shake Shack hold the “Great American Shake Sale” every year during the month of May to raise money and awareness for childhood hunger. During the Great American Shake Sale, we encourage guests to donate money to Share Our Strength’s No Kid Hungry campaign in exchange for a coupon for a free cake-themed shake. All of the guest donations we collect go directly to Share Our Strength. We raised a total of $504,000 in fiscal 2015, and the proceeds were remitted to Share Our Strength in fiscal 2015. We incurred costs of approximately $109,000 for fiscal 2015, representing the cost of the free shakes redeemed.

The IPO and Other Organizational Transactions

In connection with the IPO, we engaged in transactions with certain of our directors, executive officers and other persons and entities which are or became holders of 5% or more of our voting securities upon the consummation of the IPO and other transactions completed in connection with the IPO (collectively, the “Organizational Transactions”), including the exchange by the Former SSE Equity Owners of their indirect ownership interests for shares of our Class A common stock and entry into the SSE Holdings LLC Agreement, the Stockholders Agreement, the Tax Receivable Agreement, and the Registration Rights Agreement, each of which is discussed below.

SSE Holdings LLC Agreement

We operate our business through SSE Holdings and its subsidiaries. We and the Original SSE Equity Owners entered into SSE Holdings’ third amended and restated limited liability company agreement (the “SSE Holdings LLC Agreement”), effective February 4, 2015. The operations of SSE Holdings, and the rights and obligations of the holders of LLC Interests, are set forth in the SSE Holdings LLC Agreement.

The SSE Holdings LLC Agreement provides a redemption right to the Continuing SSE Equity Owners, which entitles them to have their LLC Interests redeemed, or exchanged, at the election of each such person, for, at our option (as determined by or at the direction of our Board of Directors, which will include directors who hold LLC Interests or are affiliated with holders of LLC Interests and may include such directors in the future), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Interest redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). In the event of cash settlement, we would issue new shares of Class A common stock and use the proceeds from the sale of these newly-issued shares of Class A common stock to fund the cash settlement which, in effect, limits the amount of the cash payment to the redeeming member. If we decide to make a cash payment, the Continuing SSE Equity Owner has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Interests to SSE Holdings for cancellation. The SSE Holdings LLC Agreement requires that we contribute cash or shares of our Class A common stock to SSE Holdings in exchange for an amount of newly-issued LLC Interests in SSE Holdings that will be issued to us equal to the number of LLC Interests redeemed from the Continuing SSE Equity Owner. SSE Holdings will then distribute the cash or shares of our Class A common stock to such Continuing SSE Equity Owner to complete the redemption.

In the event of such election by a Continuing SSE Equity Owner, we may, at our option, effect a direct exchange of cash or our Class A common stock for such LLC Interests in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Interests that we own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

Stockholders Agreement

We entered into the stockholders agreement (as amended, the “Stockholders Agreement”) with each member of the Voting Group, effective February 4, 2015. USHG is a stockholder and a party to the Stockholders Agreement. The Chairman of our Board of Directors serves as the Chief Executive Officer of USHG. As a result, USHG is a related party.

The Stockholders Agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our Class A common stock and Class B common stock.

Voting Agreement. Under the Stockholders Agreement, the members of the Voting Group agree to take all necessary action, including casting all votes to which such members are entitled to cast at any annual or special meeting of stockholders, so as to ensure that the composition of our Board of Directors and its committees complies with the provisions of the Stockholders Agreement related to the composition of our Board of Directors and its committees. The members of the Voting Group agree to vote their shares of Class A common stock and Class B common stock in favor of the election of the nominees of certain members of the Voting Group to our Board of Directors and committees upon their nomination by the nominating and corporate governance committee of our Board of Directors.

Meyer Group Approvals. Under the Stockholders Agreement, the actions listed below by us or any of our subsidiaries require the approval of the Meyer Group for so long as the Meyer Group collectively owns at least 10% of the total shares of Class A common stock and Class B common stock owned by it immediately following the consummation of the IPO. The actions include:

•	change in control transactions;

•	the sale, lease or exchange of all or a substantial amount of the property and assets of Shake Shack, SSE Holdings or any of SSE Holdings’ subsidiaries, taken as a whole;

•	initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving Shake Shack, SSE Holdings or any of their respective subsidiaries;

•	terminating the employment of our Chief Executive Officer or hiring a new Chief Executive Officer;

•	any authorization or issuance of equity securities of Shake Shack or its subsidiaries other than (i) pursuant to any equity incentive plans or arrangements approved by our Board of Directors or (ii) upon an exchange of shares of Class B common stock together with SSE Holdings Units for shares of Class A common stock;

•	increasing or decreasing the size of our Board of Directors; and

•	any amendment or amendments to the organizational documents of Shake Shack or SSE Holdings.

Tax Receivable Agreement

We entered into the tax receivable agreement (the “TRA”), effective February 4, 2015, with the Continuing SSE Equity Owners. The TRA provides for the payment by us to such persons of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in our share of the tax basis in the net assets of SSE Holdings resulting from any redemptions or exchanges of LLC Interests, (ii) tax basis increases attributable to payments made under the TRA, and (iii) deductions attributable to imputed interest pursuant to the TRA (the “TRA Payments”). The TRA Payments are not conditioned upon any continued ownership interest in either SSE Holdings or us by any Continuing SSE Equity Owner. The rights of each Continuing SSE Equity Owner under the TRA are assignable to transferees of its LLC Interests (other than Shake Shack as transferee pursuant to subsequent redemptions (or exchanges) of the transferred LLC Interests). We expect to benefit from the remaining 15% of tax benefits, if any, that we may actually realize.

There were no amounts paid under the Tax Receivable Agreement to the Continuing SSE Equity Owners during fiscal 2015. Total amounts due to the Continuing SSE Equity Owners as of December 30, 2015 under the Tax Receivable Agreement were $173.1 million.

Registration Rights Agreement

We entered into the registration rights agreement (as amended, the “Registration Rights Agreement”), effective February 4, 2015, with the Original SSE Equity Owners. The Registration Rights Agreement provides the Original SSE Equity Owners certain registration rights whereby the Continuing SSE Equity Owners can require us to register under the Securities Act of 1933, as amended (the “Securities Act”) shares of Class A common stock issuable to them upon redemption or exchange, at our election, of their LLC Interests, and the Former SSE Equity Owners can require us to register under the Securities Act the shares of Class A common stock issued to them in connection with the Organizational Transactions. The Registration Rights Agreement also provides for piggyback registration rights for the Original SSE Equity Owners.

On July 20, 2015, we filed a registration statement on Form S-1 to register the sale of shares of Class A common stock by certain affiliates of the Former SSE Equity Owners and certain of the Continuing SSE Equity Owners. The secondary public offering pursuant to this registration statement closed on August 18, 2015. We paid legal and other out-of-pocket expenses on behalf of the selling stockholders in connection with this secondary offering of approximately $950,000, all of which was reimbursed by the underwriters.

On October 8, 2015, we filed a registration statement on Form S-1 (the “S-1 Resale Shelf”) to register the sale of shares of up to 26,160,694 shares of our Class A common stock from time to time by certain affiliates of the Former SSE Equity Owners and certain of the Continuing SSE Equity Owners. The S-1 Resale Shelf was declared effective by the SEC on November 12, 2015.

On March 10, 2016, we filed a post-effective amendment to the S-1 Resale Shelf to convert it to a registration statement on Form S-3 (the “S-3 Resale Shelf”). The S-3 Resale Shelf was declared effective by the SEC on March 22, 2016.

Indemnification Agreements

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation, provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Related Person Transactions

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers listed on the New York Stock Exchange. Under the policy:

•	any Related Person Transaction (as defined below), and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board of Directors or recommended by the compensation committee to the Board of Directors for its approval.

A Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 in any one fiscal year, and in which any related person had, has or will have a direct or indirect material interest. Further, if a related person enters into transactions, arrangements or relationships in which we were, are or will be a participant and the aggregate amount involved in such transactions, arrangements or relationships exceeds $120,000 in any one fiscal year, and in which any related person had, has or will have a direct or indirect material interest, each of such transactions, arrangements or relationships, in conformity with SEC rules, shall be deemed to be a Related Person Transaction for purposes of this policy.

Identification of Related Party Transactions

Our Legal department, in consultation with our Accounting/Finance team, is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential Related Person Transactions and then determining, based on the facts and circumstances, whether the potential Related Person Transactions do, in fact, constitute a Related Person Transaction. In addition, any potential Related Person Transaction that is proposed to be entered into by us must be reported to our General Counsel by both the related person and the person at the Company responsible for such potential Related Person Transaction.

Audit Committee Pre-Approval

If the Company’s Legal department determines that a transaction or relationship is a Related Person Transaction, then each such transaction will be presented to the Audit Committee of the Board of Directors. The Audit Committee will review the relevant facts and circumstances of each Related Person Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve, ratify or disapprove the Related Person Transaction. If advance committee approval of a Related Person Transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting.

Management will update the Audit Committee as to any material changes to any approved or ratified Related Person Transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Audit Committee of all then current Related Person Transactions.

No director may participate in approval of a Related Person Transaction for which he or she is a related person.

Disclosure

All Related Person Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act and the Exchange Act, and related rules. Furthermore, any Related Person Transaction must be disclosed to the full Board of Directors.

Other Agreements

Management must assure that all Related Person Transactions are not in violation of and are approved in accordance with any requirements of the Company’s financing or other material agreements.

Audit Committee Report

The following Report of the Audit Committee (the “Audit Committee”) of the Board of Directors of Shake Shack Inc. (the “Company”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this Report by reference.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements for the fiscal year ended December 30, 2015 and Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The Audit Committee also has discussed with EY the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communication with Audit Committees.”

The Audit Committee also received the written disclosures and the letter from EY that are required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with EY its independence. The Audit Committee also considered whether EY’s provision of non-audit services to the Company is compatible with maintaining EY’s independence. This discussion and disclosure informed the Audit Committee of EY’s independence and assisted the Audit Committee in evaluating that independence. On the basis of the foregoing, the Audit Committee concluded that EY is independent from the Company, its affiliates and management.

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended December 30, 2015 be included in the Company’s Annual Report on Form 10-K for such fiscal year for filing with the SEC.

This report has been furnished by the members of the Audit Committee.

THE AUDIT COMMITTEE

Robert Vivian, Chair
Jeff Flug
Evan Guillemin

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and SEC rules require our directors, executive officers and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed with the SEC and written representations from such reporting persons, we determined that all Section 16 reports were timely filed in 2015 by our directors, executive officers and beneficial owners of more than 10% of any class of our common stock, with the following exceptions:

Reporting Person	Date of Earliest Transaction	Filing Date

Granite Point Capital, L.P.	May 1, 2015	August 7, 2015

David Swinghamer	April 24, 2015	August 10, 2015

Orrin Devinsky	April 24, 2015	August 10, 2015

Walter Robb	August 4, 2015	August 12, 2015

Peggy Rubenzer	August 12, 2015	August 17, 2015

Karen Kochevar	August 10, 2015	August 21, 2015

Laura Sloate	August 10, 2015	August 21, 2015

David Swinghamer	November 24, 2015	November 27, 2015

ACG Shack LLC	November 27, 2015	December 2, 2015

Green Equity Investors VI, L.P.
Green Equity Investors Side VI, L.P.
GEI Capital VI, LLC
Green VI Holdings, LLC
Leonard Green Partners LP
LGP Management Inc.
LGP Malted Coinvest LLC
Peridot Coinvest Manager LLC	November 30, 2015	December 4, 2015

Jon Sokoloff	November 30, 2015	December 4, 2015

Laura Sloate	December 9, 2015	December 16, 2015

Karen Kochevar	December 31, 2015	January 5, 2016

Daniel H. Meyer	December 24, 2015	January 20, 2016

Union Square Cafe Corp.	December 24, 2015	January 20, 2016

Jeff Flug	January 14, 2015	January 27, 2016

Richard Coraine	December 24, 2015	January 28, 2016

David Swinghamer	November 16, 2015	January 28, 2016

David Swinghamer	December 24, 2015	January 29, 2016

Stockholder Proposals

Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2017 annual meeting of stockholders to be held in 2017 must be received by the Company at the principal executive offices of the Company no later than the close of business on December 9, 2016. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2017 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on February 17, 2017 and not earlier than the close of business on January 18, 2017, assuming the Company does not change the date of the 2017 annual meeting of stockholders by more than 30 days before or 70 days after the anniversary of the 2016 Annual Meeting. Any matter so submitted must comply with the other provisions of the Company’s amended and restated bylaws and be submitted in writing to the Secretary at the principal executive offices of the Company.

Stockholder Communications

Any security holder of the Company wishing to communicate with the Board may write to the Board at Shake Shack Inc., c/o Corporate Secretary, 24 Union Square East, 5th Floor, New York, New York, 10003, or by email at investor@shakeshack.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

Other Business

The Board does not presently intend to bring any other business before the Annual Meeting, and, to the knowledge of the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.

Where You Can Find More Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our Internet website, investor.shakeshack.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2015 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT 24 UNION SQUARE EAST, 5TH FLOOR, NEW YORK, NEW YORK, 10003, OR BY EMAIL AT INVESTOR@SHAKESHACK.COM.

SHAKE SHACK INC. 24 Union Square East, 5th Floor New York, New York 10003

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the cost incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

SHAKE SHACK INC.

The Board of Directors recommends you vote “FOR” all of the nominees listed:

1.	Election of Directors
Nominees:
	Terms expiring at the 2019 Annual Meeting of Stockholders:		For	Withhold

	01)	Daniel Meyer	☐	☐

	02)	Jeff Flug	☐	☐

	03)	Evan Guillemin	☐	☐

The Board of Directors recommends you vote “FOR” the following proposal:
						For	Against	Abstain
2.	Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Note: Proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting or any adjournment or postponement thereof. Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature (PLEASE SIGN WITHIN BOX)		Date		Signature (Joint Owners)				Date
(SIGN WITHIN BOX)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

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SHAKE SHACK INC.

ANNUAL MEETING OF STOCKHOLDERS - MAY 18, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Randy Garutti (Chief Executive Officer) and Jeff Uttz (Chief Financial Officer), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Shake Shack Inc. to be held at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York, 10019 on May 18, 2016 at 9:00 AM local time or at any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the 2016 Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above,
please mark corresponding box on the reverse side)

Continued and to be signed on reverse side